Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-4

(Form Type)

CID Holdco, Inc.

(Exact name of registrant as specified in its charter)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be registered		Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock	859,414	(1)	$9.9136	8,519,886.63	$1,304.40
Total			—	$8,519,886.63	$1,304.40

(1)	Represents 859,414 shares of Class A common stock, par value $0.0001 per share (“SUAC Class A Common Stock”), of ShoulderUp Technology Acquisition Corp. (“SUAC”) that will be outstanding immediately prior to the Business Combination (as defined herein) and exchanged for one share of common stock (“CID Common Stock”) of CID Holdings, Inc. (“CID”) for each such share of SUAC Class A Common Stock.
(2)	Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate market value of the approximate number of shares of SUAC Common Stock to be exchanged for CID Common Stock in the Business Combination based upon a market value of $9.9136 per share of SUAC Common Stock, the average of the high and low sale prices per share of SUAC Common Stock on the OTC Pink on September 27, 2024.
(3)	Calculated by multiplying the proposed maximum aggregate offering price by 0.00015310.